SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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MONOGRAM BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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MONOGRAM BIOSCIENCES, INC.

345 Oyster Point Boulevard

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On December 17, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of MONOGRAM BIOSCIENCES, INC., a Delaware corporation (also referred to as “we,” “us,” “Monogram,” and the “Company”). The meeting will be held on December 17, 2008 at 8:00 a.m. local time at 345 Oyster Point Boulevard, South San Francisco, California, for the following purposes:

1.	To elect two Class II directors to hold office until the 2011 Annual Meeting of Stockholders;

2.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008; and

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is November 17, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

KATHY L. HIBBS Secretary

South San Francisco, California

November 18, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or submit your voting instructions by internet or by telephone, if those options are available to you, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

MONOGRAM BIOSCIENCES, INC.

345 Oyster Point Boulevard

South San Francisco, CA 94080

PROXY STATEMENT

FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

December 17, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or submit your voting instructions by internet or by telephone, if those options are available to you.

We intend to mail this proxy statement and accompanying proxy card on or about November 20, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on November 17, 2008 will be entitled to vote at the annual meeting. On this record date, there were 22,510,607 shares (such number reflecting the 6-to-1 reverse split of the Company’s common stock that occurred on November 3, 2008) of Common Stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on November 17, 2008 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or submit your voting instructions by internet or by telephone, if those options are available to you to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on November 17, 2008 your shares were held not in your name but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two Class II directors; and

•	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held in “street name,” which means you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, a number of brokers and banks are participating in a program provided through Broadridge Financial Solutions, Inc. that offers the opportunity to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the Broadridge Financial Solutions, Inc. program or another similar program, you may grant a proxy to vote those shares telephonically or via the Internet by following the instructions shown on the instruction form received from your broker or bank. Stockholders participating in these programs should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you own as of November 17, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of each nominee for director and “For” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.

Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to our Secretary at 345 Oyster Point Boulevard, South San Francisco, California 94080.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by July 23, 2009, to our Secretary at 345 Oyster Point Boulevard, South San Francisco, California 94080. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no later than the close of business on October 18, 2009, nor earlier than the close of business on September 18, 2009. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•

For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, Proposal No. 2, ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008, must receive a “For” vote from the majority of shares present, either in person or by proxy, and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 22,510,607 shares (such number reflecting the 6-to-1 reverse split of the Company’s common stock that occurred on November 3, 2008) outstanding and entitled to vote. Thus 11,255,304 shares (such number reflecting the 6-to-1 reverse split of the Company’s common stock that occurred on November 3, 2008) must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our Annual Report on Form 10-K for the year ending December 31, 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors (also referred to as the “Board”) is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board of Directors presently has seven members. There are two directors in the class whose term of office expires in 2008. Each of the nominees listed below is currently a member of the Board and was previously elected by the stockholders. If elected at the annual meeting, each of these nominees would serve until the 2011 annual meeting and until his or her successor is elected and has qualified, or until the director’s death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting. None of our directors and nominees for director attended our 2007 Annual Meeting.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Mr. Jennings and Ms. Kepner. In the event that a nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee proposed by management. Each of the nominees has agreed to serve if elected, and management has no reason to believe that they will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2011 ANNUAL MEETING

Edmon R. Jennings

Edmon R. Jennings, age 61, has served as a director since May 2001. From July 2003 until February 2008, Mr. Jennings served as President and CEO of Angiogenix, Inc., a biopharmaceutical company. From February 2000 to June 2003, Mr. Jennings was Chief Commercialization Officer at Pain Therapeutics, Inc., a medical research and development company. From 1985 to 2000, Mr. Jennings held senior management positions at Genentech, Inc., a biotechnology company, including Vice President of Corporate Development, Vice President of Sales and Marketing and Vice President of Sales. Prior to Genentech, for twelve years Mr. Jennings held positions with Bristol-Myers Oncology and Bristol Laboratories, both of which were divisions of Bristol-Myers (now Bristol-Myers Squibb), a pharmaceutical company. Mr. Jennings serves as a director of TRF Pharma, Inc., a biotechnology company. Mr. Jennings received his B.A. in liberal arts from the University of Michigan at Ann Arbor.

Cristina H. Kepner

Cristina H. Kepner, age 62, has served as a director since May 1996. Ms. Kepner is an Advisor at Invemed Associates LLC, an investment banking firm from which she retired in December 2000. From 1978 to December 2000, Ms. Kepner was a director, Executive Vice President and Corporate Finance Director at Invemed. Ms. Kepner serves on the board of directors of Cepheid, a molecular diagnostics company, and previously served on the board of directors and as Chairman of the Board of Quipp, Inc., an equipment manufacturer for the newspaper industry which was acquired by Illinois Tool Works Inc. in June 2008. She received her B.A. from Pace University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2009 ANNUAL MEETING

David H. Persing, M.D., Ph.D.

David H. Persing, M.D., Ph.D., age 53, has served as a director since December 2000. Dr. Persing received his B.A. degree in Biochemistry from San Jose State University, and his M.D. and Ph.D. (Biochemistry and Biophysics) concurrently from the University of California, San Francisco. After completion of his residency in Clinical Pathology and fellowship training at Yale University in 1989, Dr. Persing was appointed to the medical and research staff of the Mayo Clinic, a non profit medical practice, where he became Director of the Molecular Microbiology Laboratory and an Associate Professor at the Mayo Medical School. Dr. Persing has been Executive Vice President, Chief Medical and Technology Officer of Cepheid, a molecular diagnostics company, since August 2005 and has served on the board of directors of Cepheid since April 2004. Prior to his experience with Cepheid, Dr. Persing was the Senior Vice President and Chief Scientific Officer at Corixa Corporation, a research and development-based biotechnology company, from 1999 to 2005. Additionally, he served as a Principal Investigator in the Infectious Disease Research Institute, a non-profit research organization.

Christine A. White, M.D.

Christine A. White, M.D., age 56, has served as a director since August 2008. Dr. White received her medical degree and residency training from the University of Chicago and is Board certified in both Internal Medicine and Medical Oncology, completing her fellowship at UCSD and postdoctoral work with the Molecular Biology Breast Cancer/Dulbecco Laboratory of the Salk Institute. Since 2006, Dr. White has served as a consultant to various pharmaceutical companies and investment firms. From 1996 to 2005, Dr. White held a number of executive positions at Biogen Idec, a pharmaceutical and biotechnology company, and most recently served as Senior Vice President of Global Medical Affairs. While at Biogen Idec, she played a key role in the clinical development and commercialization of both Rituxan® and Zevalin®. From 1994 to 1996, she was Director of Clinical Oncology Research at the Sidney Kimmel Cancer Center. From 1984 to 1994, Dr. White held various positions at Scripps Memorial Hospitals and most recently was Medical Director of Oncology Research and Chair of the Department of Medicine. Dr. White is a past Chair of the California Breast Cancer Research Program’s Advisory Council and currently serves on the editorial boards of several peer reviewed scientific publications. Dr. White also serves on the board of directors of pharmaceutical companies Arena Pharmaceuticals and Apoptos, Inc.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2010 ANNUAL MEETING

William Jenkins, M.D.

William Jenkins, M.D., age 61, has served as a director since September 2000. Dr. Jenkins is the principal in his consulting firm William Jenkins Pharma Consulting and has been a consultant and advisor to pharmaceutical companies and investment and venture capital firms in the health sector since 1999. From 1992 to 1999, he served as Head of Clinical Development and Regulatory Affairs for Ciba-Geigy Limited, a chemical and pharmaceutical company, and later for post-merger Novartis Pharma AG, a health care products company. Prior to that, Dr. Jenkins was head of worldwide clinical research at GlaxoSmithKline plc, a pharmaceutical company, and a Deputy Head in the U.K. Drug Regulatory Agency. Dr. Jenkins is a member of the Board of Directors of BTG plc, a life sciences company, and Eurand Pharmaceutical Holdings B.V., a specialty pharmaceutical company. Dr. Jenkins received his M.D. from Cambridge University and has a specialist accreditation in internal medicine and gastroenterology.

John D. Mendlein, J.D., Ph.D.

John D. Mendlein, J.D., Ph.D., age 49, has served as a director since December 2004. Dr. Mendlein was a member of ACLARA’s board of directors from April 2003 to December 2004, when ALACRA merged with

Monogram. Dr. Mendlein was Chairman and Chief Executive Officer of Adnexus Therapeutics Inc., a biotechnology company, from 2005 until its acquisition by Bristol-Myers Squibb in January 2008. Prior to joining Adnexus Therapeutics, Dr. Mendlein served as Chairman and Chief Executive Officer of Affinium Pharmaceuticals, Inc., a pharmaceutical company, from 2000 until 2005. Prior to joining Affinium, Dr. Mendlein served as Chief Knowledge Officer, General Counsel and Senior Vice President, Intellectual Property of Aurora Biosciences Corporation, a drug discovery company, from 1996 until 2000. Dr. Mendlein joined Fate Therapeutics, a biotechnology company, as executive chairman on May 14, 2008. Dr. Mendlein holds a Ph.D. in physiology and biophysics from the University of California, Los Angeles and a J.D. degree from the University of California, Hastings College of Law.

William D. Young

William D. Young, age 64, has served as our Chief Executive Officer since November 1999 and has served as the Chairman of the Board since May 1999. From March 1997 to October 1999, Mr. Young was Chief Operating Officer at Genentech, Inc., a biotechnology company. As COO at Genentech, Mr. Young was responsible for all of the company’s development, operations and commercial functions. Mr. Young joined Genentech in 1980 as Director of Manufacturing and Process Sciences and held various executive positions prior to becoming COO. Prior to joining Genentech, Mr. Young was employed by Eli Lilly and Company, a pharmaceutical company, for fourteen years. Mr. Young is a member of the board of directors of Biogen IDEC, Inc., a pharmaceutical and biotechnology company, and Theravance, Inc., a biopharmaceutical company. He received his bachelor’s degree in chemical engineering from Purdue University, his M.B.A. from Indiana University and an honorary Doctorate in Engineering from Purdue University. He was elected to the National Academy of Engineering, USA, in 1993.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the pertinent NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the Board affirmatively has determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Young, our Chief Executive Officer.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

As required under applicable NASDAQ listing standards, in 2007 the Company’s independent directors met five times in regularly scheduled executive sessions at which only independent directors were present. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Monogram at 345 Oyster Point Boulevard, South San Francisco, California 94080. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating Committee.

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating Committee. The following table provides membership and meeting information for 2007 for each of the Board committees:

Name	Audit		Compensation		Nominating
Thomas R. Baruch (1)					X	*
William Jenkins, M.D.	X		X	*
Edmon R. Jennings	X				X	*
Cristina H. Kepner	X	*	X
John D. Mendlein, M.D.			X
David H. Persing, M.D.			X
Christine A. White, M.D. (2)					X
William D. Young
Total meetings in fiscal year 2007	9		5		0	(3)

*	Committee Chairperson

(1)	On March 6, 2008, Mr. Baruch resigned as a member of our board of directors, effective March 11, 2008.

(2)	On August 21, 2008, Dr. White was appointed as a member of our board of directors.

(3)	The director nominees for the 2008 Annual Meeting were nominated at a regular meeting of our board of directors by a majority of the independent directors, following the nominating process of the Nominating Committee.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment in his or her service as a member of our Board and the committees on which he or she serves.

AUDIT COMMITTEE

The Audit Committee of the Board oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. Among other responsibilities, the Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines the terms of the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; determines and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent registered public accounting firm the results of the annual audit and the results of the review of our quarterly financial statements. The Audit Committee is composed of three directors: Cristina H. Kepner (Chair), William Jenkins, and Edmon R. Jennings. The Audit Committee met nine times during the fiscal year ended December 31, 2007. The Audit Committee has adopted a written Audit Committee Charter, which has been posted on our website (www.Monogrambio.com) on the “Investor/Media” page under the heading “Corporate Governance;” however, information found on our website is not incorporated by reference into this proxy statement.

The Board of Directors annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board of Directors has determined that Cristina H. Kepner qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission, or SEC rules.

COMPENSATION COMMITTEE

The Compensation Committee reviews and approves our overall compensation strategy and policies; reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers and administers our stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs. The Compensation Committee is composed of four directors: William Jenkins (Chair), Cristina H. Kepner, John D. Mendlein, and David H. Persing. All members of our Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Compensation Committee met five times during the fiscal year ended December 31, 2007. We also have a Non-Officer Stock Option Committee, currently composed of Mr. Young, Alfred G. Merriweather, Kathy L. Hibbs and Patricia Wray, which may award stock options to employees who are not officers, in amounts up to 100,000 shares per year. The Compensation Committee has adopted a written Compensation Committee Charter, which has been posted on our website (www.Monogrambio.com) on the “Investor/Media” page under the heading “Corporate Governance;” however, information found on our website is not incorporated by reference into this proxy statement.

COMPENSATION COMMITTEE PROCESSES AND PROCEDURES

Typically, the Compensation Committee meets at least annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and the Vice President of Human Resources. The Compensation Committee meets in executive session as needed. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. During the past fiscal year, the Compensation Committee did not engage any outside compensation consultants.

Historically, the Compensation Committee has generally made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. Generally, the Compensation Committee’s process is composed of two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee considers evaluations and recommendations made by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies.

The specific determinations of the Compensation Committee with respect to executive compensation for the fiscal year ended December 31, 2007 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

NOMINATING COMMITTEE

The Nominating Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as our directors (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, periodically reviewing and making appropriate recommendations regarding compensation paid to non-employee directors on the Board and periodically reviewing and making appropriate recommendations regarding plans for succession to the office of our Chief Executive Officer. In 2007, the Nominating Committee consisted of Thomas R. Baruch (Chair) and Edmon R. Jennings. Upon Mr. Baruch’s resignation from our Board in March 2008, Mr. Jennings was appointed as Chair of the Nominating Committee. In 2008, the Nominating Committee consisted of Mr. Jennings and Christine A. White. All members of the Nominating Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards). The Nominating Committee did not meet during the fiscal year ended December 31, 2007. As Dr. White was new to the Committee and Mr. Jennings, the Committee chairman, was a potential nominee for director, the director nominees for the 2008 Annual Meeting were nominated at a regular meeting of our board of directors by a majority of the independent directors, following the nominating process of the Nominating Committee. The Nominating Committee has adopted a written Nominating Committee Charter which has been posted on our website (www.Monogrambio.com) on the “Investor/Media” page under the heading “Corporate Governance;” however, information found on our website is not incorporated by reference into this proxy statement.

The Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating Committee also intends to consider such factors as possession of relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board and Monogram, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

At this time, the Nominating Committee does not consider director candidates recommended by stockholders. The Nominating Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for board membership, based on the comprehensive criteria for board membership approved by the board.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met five times during the last fiscal year ended December 31, 2007. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Historically, we have not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the board has been excellent. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Monogram Biosciences, Inc. at 345 Oyster Point Boulevard, South San Francisco, California 94080. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to our directors and employees (including our principal executive officer, principal financial officer and principal accounting officer), and have posted the text of the policy on our website (www.Monogrambio.com) on the “Investor/Media” page under the heading “Corporate Governance;” however, information found on our website is not incorporated by reference into this proxy statement. In addition, we intend to promptly disclose (i) the nature of any amendment to the policy that applies to our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of the policy that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver on our website in the future.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. Three directors comprise the Audit Committee: Cristina H. Kepner (Chair), William Jenkins, and Edmon R. Jennings.

Management is responsible for Monogram’s internal controls and the financial reporting process. Monogram’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of Monogram’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP. Management represented to the Audit Committee that Monogram’s financial statements for the fiscal year ended December 31, 2007 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed those financial statements with management and with PricewaterhouseCoopers LLP. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

PricewaterhouseCoopers LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.

Based on the Audit Committee’s discussion with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the board of directors include the audited financial statements in Monogram’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors

of Monogram Biosciences, Inc.:

Cristina H. Kepner (Chair)

William Jenkins, M.D.

Edmon R. Jennings

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, irrespective of any general incorporation language in that filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Fees for audit services provided by PricewaterhouseCoopers LLP during 2006 totaled $0.85 million. Fees for audit services provided during 2007 were $0.84 million. The fees for audit services included fees associated with the annual audit of the financial statements included in our Annual Report on Form 10-K, procedures related to attestation of the effectiveness of internal control over financial reporting under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and the reviews of Monogram’s quarterly reports on Form 10-Q and other SEC filings.

Audit-Related Fees

There were no fees for audit-related services in 2006. Fees for audit-related services provided in 2007 were $0.16 million.

Tax Fees

There were no fees for tax related services in 2006 and 2007 paid to PricewaterhouseCoopers LLP.

All Other Fees

There were no fees for other services not included above in 2006 and 2007.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy for the pre-approval of audit, review and attest services, as well as permitted non-audit services to be performed by our independent registered public accounting firm. The engagement to perform services may be approved on an explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service or the engagement may be pre-approved on a collective basis. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated specific pre-approval authority for up to $50,000 to Ms. Kepner, the Chair of the Audit Committee. These pre-approvals are reported to the Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independent registered public accounting firms’ independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

MANAGEMENT

Executive Officers

The following table sets forth information about our executive officers as of October 31, 2008:

Name	Age	Position
William D. Young	64	Chairman of the Board, Chief Executive Officer and Director
Michael P. Bates, M.D.	51	Vice President, Clinical Research
Michael J. Dunn	52	Chief Business Officer
Kathy L. Hibbs	45	Senior Vice President, General Counsel
Alfred G. Merriweather	54	Senior Vice President, Finance and Chief Financial Officer
Gordon Parry, Ph.D.	57	Vice President, Research and Development, Oncology
Christos J. Petropoulos, Ph.D.	54	Vice President, Research and Development and Chief Scientific Officer
William J. Welch	46	Senior Vice President and Chief Commercial Officer
Jeannette Whitcomb, Ph.D.	47	Vice President, Operations
Patricia Wray	51	Vice President, Human Resources

William D. Young has served as our Chief Executive Officer since November 1999 and has served as the Chairman of the Board since May 1999. From March 1997 to October 1999, Mr. Young was Chief Operating Officer at Genentech, Inc., a biotechnology company. As COO at Genentech, Mr. Young was responsible for all of the company’s development, operations and commercial functions. Mr. Young joined Genentech in 1980 as Director of Manufacturing and Process Sciences and held various executive positions prior to becoming COO. Prior to joining Genentech, Mr. Young was employed by Eli Lilly and Company, a pharmaceutical company, for fourteen years. Mr. Young is a member of the board of directors of Biogen IDEC, Inc., a pharmaceutical and biotechnology company, and Theravance, Inc., a biopharmaceutical company. He received his bachelor’s degree in chemical engineering from Purdue University, his M.B.A. from Indiana University and an honorary Doctorate in Engineering from Purdue University. He was elected to the National Academy of Engineering, USA, in 1993.

Michael P. Bates, M.D. joined our Clinical Research group as Medical Director in January 2001, was promoted to Senior Director in 2003 and was named Vice President of Clinical Research in June 2004. Prior to joining Monogram, Dr. Bates completed his internship and residency in Internal Medicine at the University of California, San Francisco, before pursuing fellowship training in Cardiology at Duke University in Durham, North Carolina, and in Infectious Diseases at the University of Washington in Seattle, Washington. Following two years on the junior faculty at the University of Washington and the Fred Hutchinson Cancer Research Center in Seattle, Dr. Bates moved to industry. Dr. Bates was Regional Medical Director/Medical Liaison for Roche, a healthcare company, focusing on virology from February 1999 to December 2000.

Michael J. Dunn has served as our Chief Business Officer since our merger with ACLARA in December 2004. From April 2003 to December 2004, Mr. Dunn was Chief Business Officer for ACLARA BioSciences, Inc. From March 2002 to April 2003, Mr. Dunn served as Executive Vice President of Business Development for ActivX Bioscience, Inc., a biotechnology company. From July 1998 to March 2002, Mr. Dunn was Vice President of Business Development for Aurora Biosciences Corporation, a biotechnology tools company. From 1995 to 1998, Mr. Dunn was Vice President of Business Development for SIBIA Neurosciences, Inc., a pharmaceutical company that was acquired by Merck & Co., Inc. in 1999. Mr. Dunn has an M.B.A. from the University of San Diego and a B.A. in biology from the University of Chicago.

Kathy L. Hibbs joined Monogram as Vice President, General Counsel in April 2001, and was promoted to Senior Vice President in February 2007. Prior to joining Monogram, Ms. Hibbs was Vice President and General Counsel for Multitude, Inc., an Internet telecommunications company. Prior to that, from 1996 to 2000, she served as Senior Corporate Counsel at Varian Medical Systems, Inc., a leading manufacturer of integrated cancer therapy systems. At Varian, she was responsible for numerous legal matters including regulatory compliance, employment law, litigation and SEC reporting. Before her employment with Varian, Ms. Hibbs worked as a litigator for two California law firms and dealt with various legal issues, including civil rights and securities law. She received her J.D. degree from the University of California, Hastings College of Law, and her bachelor’s degree in political science from the University of California, Riverside.

Alfred G. Merriweather has served as our Chief Financial Officer since our merger with ACLARA in December 2004, and was promoted to Senior Vice President in February 2007. From December 2001 to December 2004, Mr. Merriweather served as Vice President, Finance, Chief Financial Officer and Secretary of ACLARA BioSciences, Inc. From 1999 to 2001, he was Vice President and Chief Financial Officer for Citadon, Inc., a software company. From 1996 to 1999, Mr. Merriweather was Vice President of Finance and Chief Financial Officer of Symphonix Devices, Inc., a manufacturer of implantable medical devices. From 1993 to 1996, Mr. Merriweather was Senior Vice President of Finance and Chief Financial Officer of LipoMatrix, Inc., a medical device company based in Neuchatel, Switzerland. Prior to that, Mr. Merriweather was Vice President of Finance and Chief Financial Officer of Laserscope, a manufacturer of surgical laser systems. Mr. Merriweather holds a B.A. from The University of Cambridge, England.

Gordon Parry, Ph.D. joined Monogram as our Senior Director of Research and Development, Oncology in 2007 and was named our Vice President, Research and Development, Oncology in March 2008. Prior to joining Monogram, he worked for twelve years at Berlex Biosciences where he was the Department Head of their Cancer Research Department. Previously, he held a variety of research positions in academia, including ten years at the University of California’s Lawrence Berkeley Laboratory. He is currently an Advisory Council Member for the California Breast Cancer Research Program. Dr. Parry received his PhD in Biochemistry at the University of London.

Christos J. Petropoulos, Ph.D. joined Monogram as our Director of Research and Development in August 1996, became Senior Director of Research and Development in September 1997, was named our Vice President, Research and Development in November 1999, was named our Vice President, Research and Development, Virology and Chief Scientific Officer in December 2004, was named Vice President of Research and Development in October 2005 and in August 2007, was named Vice President of Research and Development, Virology. Since December 2004, Dr. Petropoulos has served as our Chief Scientific Officer. From 1992 to 1996, Dr. Petropoulos was a scientist at Genentech, Inc., a biotechnology company, where he headed the Molecular Virology Laboratory and the Research Virology and Molecular Detection Laboratories from 1994 to 1996. Dr. Petropoulos received his Ph.D. in molecular and cell biology from Brown University.

William J. Welch has served as our Senior Vice President and Chief Commercial Officer since September 2005. From 1998 to 1999 and from 2001 to August 2005, Mr. Welch was with LaJolla Pharmaceutical, Inc., a pharmaceutical company, most recently as Vice President, Sales & Marketing. From 1999 to 2001, Mr. Welch was Vice President of Global Marketing for Dade Behring MicroScan, a clinical diagnostics company, where he managed marketing and strategic development for a $150 million business. From 1993 to 1998, Mr. Welch held a number of management positions with Abbott Laboratories, a health care company, including General Manager of the Ambulatory Infusion Systems Division. Mr. Welch holds a B.S. from the University of California at Berkeley and an M.B.A. from Harvard University.

Jeannette M. Whitcomb, Ph.D. joined Monogram as one of the first scientists in the Research and Development department in 1996, transitioned to the Operations group in 2002 and was named Vice President of Operations in June 2003. Prior to joining Monogram, Dr. Whitcomb was a Postdoctoral Fellow in Dr. Stephen H. Hughes’ lab at the National Cancer Institute—Frederick Cancer Research and Development Center. Prior to that, she was a Fogerty Fellow in Dr. Peter A. Cerutti’s lab at the Swiss Institute for Experimental Cancer Research in Lausanne, Switzerland. Dr. Whitcomb received her bachelor’s degree in Biology from Widener University in Chester, Pennsylvania and her Ph.D. in Microbiology and Immunology from Temple University School of Medicine in Philadelphia.

Patricia Wray is our Vice President, Human Resources. She has overseen Monogram’s Human Resources function in a number of capacities since 1998, beginning as our Senior Director of Human Resources prior to being named our Vice President of Human Resources in November 1999. In February of 2003 Ms. Wray’s role was converted to a consultant to the Company. In September of 2004 she returned as the Senior Director until again being named our Vice President of Human Resources in September 2006. Prior to joining Monogram, Ms. Wray held a number of positions at Genentech, Inc., a biotechnology company, including Director of Employee Relations and Training from 1989 to 1997. From 1981 to 1989, Ms. Wray worked as Employee Relations Manager at Hewlett-Packard Company, a technology company, in both the Networking and Analytical Instrument Divisions. She received her Masters degree from Michigan State University, and a B.S. in Horticulture from University of Delaware.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of October 31, 2008 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our Common Stock.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, and generally means that a person has beneficial ownership of a security and warrants if he or she possesses sole or shared voting or investment power of that security, and includes options and warrants that are currently exercisable or exercisable within 60 days of October 31, 2008. Some of the information with respect to beneficial ownership has been furnished to us by each director, officer or 5% or more stockholder, as the case may be. Except as otherwise indicated, we believe that the beneficial owners of the Common Stock listed below, based on the information each of them has given us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

This table lists applicable percentage ownership based on 135,060,647 shares (such number not reflecting the 6-to-1 reverse split of the Company’s common stock that occurred on November 3, 2008) of Common Stock outstanding as of October 31, 2008. Options and warrants to purchase shares of the Common Stock that are exercisable within 60 days of October 31, 2008, are deemed to be beneficially owned by the persons holding these options and warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Shares underlying options, warrants and convertible securities that are deemed beneficially owned are listed in this table separately in the column labeled “Shares Subject to Options, Warrants and Convertible Securities.” These shares are included in the number of shares listed in the column labeled “Total Number.”

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Total Number (2)	Shares Subject to Options, Warrants and Convertible Securities (2)	Percent of Class Beneficially Owned
5% Stockholders
Gilder, Gagnon, Howe & Co., LLC (3)	7,068,718	—	5.23%
Federated Investors, Inc. (4)	23,488,900	—	17.39%
Kenneth F. Siebel (5)	16,728,000	—	12.39%
Kopp Investment Advisors LLC (6)	6,693,350	—	4.96%

Directors and Executive Officers
William D. Young (7)	3,962,184	3,565,625	2.86%
Alfred G. Merriweather (8)	1,009,067	982,292	*
Christos J. Petropoulos, Ph.D. (9)	1,001,011	934,272	*
Michael P. Bates, M.D. (10)	581,485	545,333	*
William J. Welch (11)	416,081	404,165	*
John D. Mendlein, J.D., Ph.D.	207,600	207,600	*
David H. Persing, M.D., Ph.D.	170,000	160,000	*
Cristina H. Kepner	320,850	160,000	*
William Jenkins, M.D.	160,000	160,000	*
Edmon R. Jennings	151,100	150,000	*
Christine A. White, M.D.	2,777	2,777	*
All directors and executive officers as a group (16 persons)	10,734,245	9,743,742	7.85%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated, the address of each person in this table is c/o Monogram, Inc., 345 Oyster Point Boulevard, South San Francisco, California 94080.

(2)	Share numbers do not reflect the 6-to-1 reverse split of the Company’s common stock that occurred on November 3, 2008.

(3)	The business address for Gilder, Gagnon, Howe & Co. LLC is 1775 Broadway, 26th Floor, New York, NY 10019. This information is based solely on a Schedule 13G filed with the SEC on March 31, 2008.

(4)	The business address for Federated Investors, Inc. is Federated Investor Tower, Pittsburgh, PA 15222-3779. This information is based solely on a Schedule 13G/A filed with the SEC on December 31, 2007.

(5)	The shares include shares beneficially owned directly and indirectly by Mr. Siebel, including shares of the Company’s Common Stock beneficially owned by Private Wealth Partners LLC, a California limited liability company and a registered investment adviser (“IA”). Mr. Siebel controls IA by virtue of Mr. Siebel’s position as a majority managing member of IA. IA acts as an investment advisor to PWP Partnership Fund, LLC and manages discretionary client accounts that include shares of the Company’s Common Stock. The business address for Kenneth F. Siebel is 80 E. Sir Francis Drake Blvd., 4th Fl., Larkspur, CA 94939. This information is based solely on a Form 4 filed with the SEC on October 28, 2008.

(6)	The business address for Kopp Investment Advisors LLC is 7701 France Avenue South, Suite 500, Edina, MN 55435. This information is based solely on a Schedule 13G filed with the SEC on December 31, 2007.

(7)	Total number of shares beneficially owned includes 13,221.38 shares (such number not reflecting the 6-to-1 reverse split of the Company’s common stock that occurred on November 3, 2008) that are held in trust by the Company’s 401(k) plan as part of matching contributions in the form of Common Stock.

(8)	Total number of shares beneficially owned includes 7,847.27 shares (such number not reflecting the 6-to-1 reverse split of the Company’s common stock that occurred on November 3, 2008) that are held in trust by the Company’s 401(k) plan as part of matching contributions in the form of Common Stock.

(9)	Total number of shares beneficially owned includes 2,833.54 shares (such number not reflecting the 6-to-1 reverse split of the Company’s common stock that occurred on November 3, 2008) that are held in trust by the Company’s 401(k) plan as part of matching contributions in the form of Common Stock.

(10)	Total number of shares beneficially owned includes 11,351.11 shares (such number not reflecting the 6-to-1 reverse split of the Company’s common stock that occurred on November 3, 2008) that are held in trust by the Company’s 401(k) plan as part of matching contributions in the form of Common Stock.

(11)	Total number of shares beneficially owned includes 4,787.56 shares (such number not reflecting the 6-to-1 reverse split of the Company’s common stock that occurred on November 3, 2008) that are held in trust by the Company’s 401(k) plan as part of matching contributions in the form of Common Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2007 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The goal of our executive compensation program is to provide a structure of incentives and rewards that will drive behavior and performance in a way that builds long term value for our stockholders. In support of this goal we have implemented compensation and benefit programs that are designed to:

•	drive and reward performance

•	align the interests of management and stockholders

•	enable the recruitment and retention of high quality executives

•	provide fair and reasonable levels of compensation

We have implemented specific compensation elements to address these objectives. These have included base salary, equity participation, benefits and a cash bonus plan. Some of these are short term in nature and others are more relevant as longer term incentives and rewards. Our goal is to have a blend of compensation elements that in the aggregate meets the objectives described above.

The compensation committee of our board of directors oversees our executive compensation arrangements, in accordance with a committee charter approved by the board of directors.

The programs described here relate to all of our executive officers, including the vice presidents and senior vice presidents who report directly to our chief executive officer, and to the chief executive officer himself. This includes those individuals who are identified as named executive officers.

Compensation Objectives

The following are the principal objectives of our compensation programs.

Performance—We strive to maintain a performance-oriented culture. Each of our compensation elements are designed to recognize the actual performance and the potential future performance of our executive officers. We expect all of our executive officers to perform to high standards of competence. We also expect them to set and achieve appropriate goals for their area of responsibility and for the company as a whole.

Alignment with stockholders—We seek to align ourselves with the interests of our stockholders. We do this by setting our goals based on the business milestones that we believe are most likely to drive long term stockholder value and by tying significant elements of executive compensation to our business success. Cash bonuses are designed to acknowledge short term goal accomplishment while over the long term, executive officers expect to benefit directly from increases in the value of our common stock through equity participation, primarily stock options.

Recruiting and Retention—Building an outstanding organization and delivering excellence in all aspects of our performance requires that we hire, and retain, high quality executives. We believe that an environment in which employees are able to have an enjoyable, challenging and rewarding work experience is critical to our ability to recruit and retain the right people. A critical aspect of that environment is the structure of incentives and rewards that are embedded in the compensation structure. We strive to keep this structure competitive so that qualified people are motivated to join our team and to stay at Monogram for long and successful careers.

Fair and Reasonable—We strive to make our compensation programs fair in two ways. First, we aim for fairness internally in relation to other executives and to other employees throughout the organization. Second, we seek fairness externally in relation to comparable positions in other companies. We also set compensation levels that are reasonable in terms of our overall financial and competitive condition as a company and that reflect the experience, skills and level of responsibility of the executive. We utilize data from the Radford Global Life

Sciences Survey for companies nationwide with 150-499 employees to aid in benchmarking our cash compensation levels to outside market conditions. We did not, for 2007, benchmark against a list of specifically identified peer companies, nor do we know which specific companies’ data comprises the Radford Global Life Sciences Survey results.

Implementing our Objectives

Roles of the Compensation Committee and Management—The compensation committee of the board of directors operates under a board-approved charter. This charter specifies the principal responsibilities of the committee as follows: (i) to review and approve the overall compensation strategy (including performance goals, compensation plans, programs and policies, employment and similar agreements with executive officers); (ii) to determine the compensation and terms of employment of the chief executive officer and the other executive officers; (iii) to administer and to recommend adoption, change or termination of plans, including option plans, bonus plans, deferred compensation plans, pension plans and (iv) to establish appropriate insurance for the directors and officers. The committee consists of four directors, each of whom satisfies the independence requirements of the NASDAQ Global Market as well as applicable SEC and IRS regulations.

The chief executive officer and the vice president of human resources attend compensation committee meetings, except those meetings or portions of those meetings where their respective compensation is being discussed by the committee. The chief executive officer, with the assistance of the vice president of human resources, presents performance assessments of other executive officers to the compensation committee and proposes ranges of compensation benefits for each officer based upon each respective assessment. Neither the company nor the compensation committee engaged any third party consultants regarding 2007 executive compensation.

The performance of each of our executive officers is evaluated annually at the end of the calendar year. The chief executive officer’s performance is evaluated by the compensation committee and the performance of the other executive officers is evaluated by the chief executive officer and reviewed with the compensation committee. The factors taken into account in the evaluation of performance include: the extent to which pre-established goals were accomplished and the extent to which the executive demonstrated leadership, creativity, teamwork and commitment, and embodied our company values. Other factors that are considered in making compensation determinations are the experience, skill level and level of responsibility of the executive and competitive market conditions.

Equity Grant Practices—All options granted to executive officers must be approved by either the compensation committee or the board of directors. At the time of hire, options are granted effective on the employment start date for the executive. Generally, we assess all of our executive officers on an annual basis for potential additional stock option grants. These annual awards are approved by the compensation committee or by the board of directors. In 2006, 2007 and 2008, these awards were granted at the first regularly scheduled board meeting of the calendar year, on April 7, 2006, March 29, 2007, and March 13, 2008, respectively. These options vest in accordance with our normal vesting schedule which is 25% after twelve months and then in equal monthly increments over the remaining three years of a four year vesting term.

Elements Used to Achieve Compensation Objectives

Base Salary—In determining base salaries for our executive officers, we benchmarked each of our executive positions using the data from the Radford Global Life Sciences Survey for companies nationwide with 150-499 employees. We used the 50th percentile as a general benchmark for salary levels. However, many factors affected the determination of the salary level for individual executives, including performance, experience, skill, responsibilities and competitive market factors. In general, we seek to provide a fair, reasonable and competitive level of base salary.

Cash Bonus—While we believe that the provision of short-term cash incentives is important to aligning the interests of executive officers and stockholders, and to the rewarding of performance, we also take into account the overall financial situation of the company. For 2007, we implemented a cash bonus plan that provided for the payment of cash bonuses based on the compensation committee’s assessment of our performance against specified pre-determined corporate goals for the year including revenue, operational and product development goals, as well as an assessment of individual performance for each executive. Payment of bonuses based on these assessments was contingent on a minimum level of revenue being attained. The chief executive officer was eligible for a total target bonus of up to 40% of base salary. The other executive officers were each eligible for a total target bonus of up to 30% of base salary. In determining these target bonus percentages we benchmarked our executives using the Radford Global Life Sciences Survey for companies nationwide with 150-499 employees, with the 50thh percentile as a general target for potential bonus levels. Because the specified minimum level of revenue was not attained, no cash bonuses were paid to our Named Executive Officers for 2007.

Equity Incentive—We utilized stock options as the primary method of equity participation for our executive officers. In the future we may consider using other forms of equity participation such as restricted stock grants. Equity incentive awards are determined separately and independently from cash-based awards. We determined option grants by reference to our own capitalization structure and to internally generated benchmarks that we have established to determine appropriate levels of stock option grants for our employees. These options vest in accordance with our normal vesting schedule which is 25% after twelve months and then in equal monthly increments over the remaining three years of a four year vesting term.

Benefits—We provide a competitive range of health and other benefit programs to our executive officers. These are provided on the same basis to executive officers and all employees. These include health and dental insurance, life and disability insurance, and a 401(k) plan under which certain matching contributions are made in company stock.

In addition to these benefit programs, we have implemented a non qualified deferred compensation plan. Those eligible for this plan include members of the board of directors, the executive officers and certain other senior employees. Under this plan, individuals enrolled in the plan can, by election in advance, defer a portion of their total compensation on a pretax basis. None of our named executive officers have participated in this plan. There are no special perquisites or benefit programs made available exclusively to any of the executive officers, either individually or as a group.

Relocation—When necessary and appropriate, upon the hire of new executives, we may pay additional amounts in reimbursement of relocation costs and/or as additional compensation to assist with the high cost of housing in the San Francisco Bay Area.

Severance—Under provisions of our chief executive officer’s employment agreement, in the event of a termination of employment for reasons other than cause, he is entitled to receive severance benefits, as described below under “Employment, Severance and Change of Control Agreements.” We entered into this agreement with Mr. Young to attract and retain his services. None of our other executive officers have agreements providing for any severance payments, except in the context of a change in control, as described below.

Change in Control—In the event of an actual or constructive termination of employment, other than for cause, within three months before or twenty-four months after a change of control of the company, our named executive officers will receive severance benefits, as described below under “Employment, Severance and Change of Control Agreements.” We enter into these agreements to help attract and retain key executive talent for the company.

Compensation of the Named Executive Officers in 2007

William D. Young, Chairman and Chief Executive Officer—Mr. Young’s base salary was set at $475,000 for 2007, an increase of 4% over his salary for 2006. This increase reflected the compensation committee’s assessment of his performance in leading the company and based on his experience, skills and leadership abilities. No cash bonus was paid to Mr. Young for 2007. At the time of our annual review of stock option grants, on March 29, 2007, Mr. Young was granted an option to purchase 300,000 shares of common stock (such number not reflecting the 6-to-1 reverse split of the Company’s common stock that occurred on November 3, 2008) at an exercise price of $1.88 per share. This option grant was considered appropriate by the compensation committee, taking into account Mr. Young’s performance, role, responsibilities and anticipated contributions to the company. This option vests in accordance with our normal vesting schedule which is 25% after twelve months and then in equal monthly increments over the remaining three years of a four year vesting term.

Alfred G. Merriweather, Senior Vice President and Chief Financial Officer; William Welch, Senior Vice President and Chief Commercial Officer; Christos Petropoulos, Vice President R&D Virology and Chief Scientific Officer; Michael Bates, Vice President Clinical Research—Base salary for the other named executive officers were set for 2007 at the following levels, and represented the stated percentage increase over their salaries for 2006: Mr. Merriweather—$275,600 (6%); Mr. Welch—$297,150 (5%); and Dr. Petropoulos—$281,200 (3%). Dr. Bates’ base salary for 2007 was initially set at $286,200, representing an 8% increase over his salary for 2006, and then in September 2007 Dr. Bates’ base salary was further increased to $307,000. These salaries are set at market levels and also reflect the compensation committee’s concurrence with Mr. Young’s assessment of their performance in leading their functions, in execution of pre-established goals for their functions and in contributing to the company’s overall progress. Mr. Merriweather’s increase in salary was reflected in his promotion to senior vice president. Dr. Bate’s salary increases in 2007 were higher than other executives in order to bring Dr. Bates’ salary to a competitive market level for professionals with his qualifications.

No cash bonuses were paid to any of our Named Executive Officers for 2007. At the time of our annual review of stock option grants, on March 29, 2007, the named executives were granted options to purchase the following number of shares of common stock at an exercise price of $1.88 per share: Mr. Merriweather—100,000; Mr. Welch—100,000; Dr. Petropoulos—100,000; and Dr. Bates—100,000 (such numbers not reflecting the 6-to-1 reverse split of the Company’s common stock that occurred on November 3, 2008). These option grants were considered appropriate by the compensation committee, taking into account the executives’ performance, roles, responsibilities and anticipated contributions to the company. These options vest in accordance with our normal vesting schedule which is 25% after twelve months and then in equal monthly increments over the remaining three years of a four year vesting term.

In addition, in accordance with our agreement with Mr. Welch at the time of his recruitment to be our Chief Commercial Officer in 2005 and his relocation to the San Francisco Bay Area, we paid him mortgage assistance payments in 2007 of $40,000.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2006 and December 31, 2007, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers at December 31, 2006 and December 31, 2007, respectively (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE FOR FISCAL 2007

Name and Principal Position	Year	Salary ($)	Option Awards (a) ($)	All Other Compensation ($)		Total ($)
William D. Young	2006	$454,519	$1,123,228	$4,914	(b)	$1,582,661
Chairman of the Board and Chief Executive Officer	2007	$475,000	$731,487	$5,125	(c)	$1,211,612

Alfred G. Merriweather	2006	$259,615	$210,719	$4,901	(d)	$475,235
Sr. VP , Finance and Chief Financial Officer	2007	$275,600	$161,946	$5,397	(e)	$442,943

Christos J. Petropoulos, PhD VP, Research and Development	2006	$272,846	$383,458	$250	(f)	$656,554
	2007	$280,885	$258,836	$254	(f)	$539,975

William J. Welch Sr. VP and Chief Commercial Officer	2006	$282,846	$271,134	$70,214	(g)	$624,194
	2007	$297,150	$215,495	$43,875	(h)	$556,520

Michael P. Bates, MD VP, Clinical Research	2007	$291,800	$181,497	$4,129	(i)	$477,426

Note:

(a)	Represents the compensation expense related to all outstanding options that we recognized for the year ended December 31, 2006 and the year ended December 31, 2007 under Statement of Financial Accounting Standards No. 123R (SFAS123R), adjusted to exclude estimates of forfeitures. This expense is determined by computing the fair value of each option on the grant date in accordance with SFAS 123R and recognizing that amount as expense ratably over the option vesting term and accordingly includes the portion of options granted in previous years, that vested in 2006 or 2007, as applicable. The assumptions used to calculate the value of option awards are set forth under Note 8 of the Notes to the Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on March 12, 2008.

(b)	Consists of $4,914 of matching payments under our 401(k) plan in the form of shares of our common stock.

(c)	Consists of $5,125 of matching payments under our 401(k) plan in the form of shares of our common stock.

(d)	Consists of $4,648 of matching payments under our 401(k) plan in the form of shares of our common stock and $253 of reimbursement of health club fees in accordance with a benefit program available to all employees.

(e)	Consists of $5,125 of matching payments under our 401(k) plan in the form of shares of our common stock and $272 of reimbursement of health club fees in accordance with a benefit program available to all employees.

(f)	Consists of reimbursement of health club fees in accordance with a benefit program available to all employees.

(g)	Consists of $3,664 of matching payments under our 401(k) plan in the form of shares of our common stock, $6,550 in moving costs and $60,000 in mortgage assistance payments, both related to Mr. Welch’s relocation in the San Francisco Bay Area.

(h)	Consists of $3,875 of matching payments under our 401(k) plan in the form of shares of our common stock and $40,000 in mortgage assistance payments, both related to Mr. Welch’s relocation in the San Francisco Bay Area.

(i)	Consists of $3,875 of matching payments under our 401(k) plan in the form of shares of our common stock and $254 of reimbursement of health club fees in accordance with a benefit program available to all employees.

GRANT OF PLAN-BASED AWARDS

The following table shows for the fiscal year ended December 31, 2007, certain information regarding grants of plan-based awards to the Named Executive Officers:

GRANT OF PLAN-BASED AWARDS IN FISCAL 2007

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
William D. Young	3/29/2007	300,000	$1.88	$400,230
Alfred G. Merriweather	3/29/2007	100,000	$1.88	$133,410
Christos J. Petropoulos, PhD	3/29/2007	100,000	$1.88	$133,410
William J. Welch	3/29/2007	100,000	$1.88	$133,410
Michael Bates	3/29/2007	100,000	$1.88	$133,410

(1)	These options vest in accordance with our normal vesting schedule which is 25% after twelve months and then in equal monthly increments over the remaining three years of a four year vesting term. Share numbers do not reflect the 6-to-1 reverse split of the Company’s common stock that occurred on November 3, 2008.

We determined option grants by reference to our own capitalization structure and to internally generated benchmarks that we have established to determine appropriate levels of stock option grants for our employees.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows for the fiscal year ended December 31, 2007, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

Name	Option Awards
	Number of Securities Underlying (1)	Number of Securities Underlying Unexercised (1)	Option Exercise Price ($)		Option Expiration Date
William D. Young	300,000	—	$1.51		6/19/2013
	125,000	175,000	$1.62		4/6/2014
	—	300,000	$1.88		3/28/2015
	1,134,375	515,625	$2.28		3/1/2013
	222,500	—	$2.57		2/20/2012
	281,250	18,750	$3.00		3/16/2014
	150,000	—	$3.14		11/1/2009
	250,000	—	$3.14		11/11/2009
	250,000	—	$3.14		11/10/2009
	65,000	—	$3.22		7/15/2011
	12,500	—	$5.40		11/9/2008
	150,000	—	$6.00		1/31/2011

Alfred G. Merriweather	41,666	58,334	$1.62		4/6/2014
	—	100,000	$1.88		3/28/2015
	171,875	78,125	$2.28		3/1/2013
	122,188	5,313	$1.88	(2)	2/6/2014
	212,500	—	$1.38	(2)	5/5/2013
	127,500	—	$1.24	(2)	1/6/2013
	170,000	—	$2.71	(2)	12/19/2011

Christos J. Petropoulos	50,000	—	$1.51		6/19/2013
	41,666	58,334	$1.62		4/6/2014
	—	100,000	$1.88		3/28/2015
	412,500	187,500	$2.28		3/1/2013
	56,250	—	$2.57		2/20/2012
	70,312	4,688	$3.00		3/16/2014
	15,000	—	$3.22		7/15/2011
	20,000	—	$3.70		2/7/2010
	4,331	—	$3.70		2/8/2010
	5,775	—	$5.40		3/30/2009
	35,000	—	$6.00		1/31/2011

William J. Welch	72,916	102,084	$1.62		4/6/2014
	—	100,000	$1.88		3/28/2015
	175,000	125,000	$2.44		8/30/2013

Michael Bates	15,000	—	$1.27		3/18/2013
	20,000	—	$1.51		6/19/2013
	52,083	72,917	$1.62		4/6/2014
	—	100,000	$1.88		3/28/2015
	206,250	93,750	$2.28		3/1/2013
	10,000	—	$2.57		2/20/2012
	46,875	3,125	$3.00		3/16/2014
	7,000	—	$3.22		7/15/2011
	35,000	—	$8.00		1/16/2011

(1)	Share numbers do not reflect the 6-to-1 reverse split of the Company’s common stock that occurred on November 3, 2008.

(2)	Upon exercise of these assumed ACLARA BioSciences, Inc. (“ACLARA”) stock options, Mr. Merriweather will be entitled to receive a payment of $0.88 per share as payment in lieu of receiving contingent value rights, or CVRs, issued to holders of ACLARA common stock in connection with the Company’s merger with ACLARA in December 2004.

OPTION EXERCISES AND STOCK VESTED

The following table presents information concerning the aggregate number of shares for which options were exercised during fiscal 2007 for each of the named executive officers.

Name	Option Awards
	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (2)
Christos J. Petropoulos	7,500	$9,000
William D. Young	—	—
Alfred G. Merriweather	—	—
William Welch	—	—
Michael Bates	—	—

(1)	Share numbers do not reflect the 6-to-1 reverse split of the Company’s common stock that occurred on November 3, 2008.

(2)	Represents the difference between the aggregate market price of the common stock acquired on the date of exercise and the aggregate exercise price.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

William D. Young

We have an amended and restated agreement with William D. Young governing his employment as our Chief Executive Officer. This agreement provides for a base salary initially of $475,000 per year, plus a yearly incentive bonus as part of our bonus program based on objectives established by the Board of Directors after consultation with Mr. Young.

Our agreement with Mr. Young specifies that Mr. Young’s employment is at-will. If we terminate his employment for any reason other than for cause, including in the context of a change of control, however, or if his employment is terminated as a result of death or permanent disability, we have also agreed to continue to pay him his base salary, at the level in effect at the time of termination, for an additional 12 months. If Mr. Young elects to continue his health insurance under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, following the termination of his employment, then we will pay Mr. Young’s monthly premium under COBRA until the earliest of (i) twelve months or (ii) the expiration of Mr. Young’s continuation coverage under COBRA. If Mr. Young is constructively terminated within three months prior to or twenty-four months after a change in control then he will receive a one time cash severance payment equal to twelve months of his base salary plus an amount equal to the bonus that he received for the prior year.

Executive Severance Agreements and Stock Option Acceleration Provisions

We have entered into executive severance benefits agreements with each of our executive officers other than William Young which were amended as of September 20, 2007. These executive severance benefits agreements provide that if the executive is terminated without cause or constructively terminated within three months prior to or twenty-four months after a change in control then the executive will receive a one time cash severance payment equal to twelve months of the executive’s base salary plus an amount equal to the bonus that the executive received for the prior year. If the executive elects to continue his health insurance under COBRA following the termination of his employment, then the Company shall pay the executive’s monthly premium under COBRA until the earliest of (i) twelve months or (ii) the expiration of the executive’s continuation coverage under COBRA.

The stock option agreements we have entered into with our executive officers in connection with stock option grants made to them under the 2004 Plan provide for acceleration of vesting of the stock option if the executive is terminated without cause or for good reason as of, or within 13 months after, a change in control. Options granted to executives under our 2000 Equity Incentive Plan, pursuant to the terms of that plan, are also subject to accelerated vesting if the executive is terminated without cause or for good reason as of, or within 13 months after, a change in control.

POTENTIAL PAYOUTS UPON TERMINATION OR CHANGE IN CONTROL

The table below shows the potential payments and benefits to which each Named Executive Officer would be entitled under the executive severance benefits agreements and stock option acceleration provisions described above and, in the case of Mr. Young, his employment agreement. The amounts shown in the table assume that termination was effective as of December 31, 2007 and that all eligibility requirements under the executive severance benefits agreements or applicable employment agreement were met.

Name	Benefits	Termination without Cause or Constructively Terminated
		Within the Context of Change in Control	Outside the Context of Change in Control
William D. Young	Cash severance	$475,000	$475,000
	Cash bonus	—	—
	Medical benefits	13,650	13,650
	Stock option vesting acceleration (1)	4,931	4,931
	Total	$493,581	$493,581

Alfred G. Merriweather	Cash severance	$275,600	—
	Cash bonus	—	—
	Medical benefits	19,732	—
	Stock option vesting acceleration (1)	1,588	—
	Total	$296,920	—

Christos J. Petropoulos, PhD	Cash severance	$281,200	—
	Cash bonus	—	—
	Medical benefits	6,630	—
	Stock option vesting acceleration (1)	1,653	—
	Total	$289,483	—

William J. Welch	Cash severance	$297,150	—
	Cash bonus	—	—
	Medical benefits	19,732	—
	Stock option vesting acceleration (1)	2,236	—
	Total	$319,118	—

Michael P. Bates, MD	Cash severance	$307,000	—
	Cash bonus	—	—
	Medical benefits	19,732	—
	Stock option vesting acceleration	1,810	—
	Total	$328,542	—

(1)	Represents the value of the portion of the stock option that is assumed to be accelerated, calculated using a Black-Scholes option valuation method.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2007 certain information with respect to the compensation of all non-employee directors of the Company:

DIRECTOR COMPENSATION FOR FISCAL 2007

Name	Fees Earned or Paid in Cash (a) ($)	Option Awards (b) ($)	Total ($)
Thomas Baruch (c)	$24,500	$26,459	$50,959
William Jenkins	$44,500	$26,459	$70,959
Edmon Jennings	$33,000	$26,459	$59,459
Cristina Kepner	$45,500	$26,459	$71,959
John Mendlein	$28,500	$26,459	$54,959
David H. Persing	$31,000	$26,459	$57,459

Note:

(a)	Represents retainer, committee and meeting fees.

(b)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the compensation costs recognized by Monogram in fiscal 2007 for option awards as determined pursuant to Statement of Financial Accounting Standards No. 123 (R), or FAS 123(R), adjusted to exclude estimates of forfeitures. The assumptions used to calculate the value of option awards are set forth under Note 8 of the Notes to the Financial Statements included in Monogram’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on March 12, 2008.

(c)	On March 6, 2008, Mr. Baruch resigned as a member of our board of directors, effective March 11, 2008.

Each of our non-employee directors received an annual retainer of $20,000 in 2007, paid in equal quarterly installments. In addition, in 2007 each non-employee director received a fee of $2,000 for each Board of Directors meeting attended in person ($3,000 for directors resident outside of the U.S.), a fee of $500 for each Board of Directors meeting attended by phone and a fee of $500 for each committee meeting attended by committee members. In addition, the chair of the Audit Committee will receive an annual retainer of $10,000 and the chair of the Compensation Committee will receive an annual retainer of $5,000. In the fiscal year ended December 31, 2007, the total cash compensation paid to non-employee directors was $207,000. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with our policy.

All of our directors are eligible to participate in our 2004 Equity Incentive Plan, or the 2004 Plan. Option grants to non-employee directors are discretionary. However, the Board of Directors has adopted a policy pursuant to which it makes initial grants of stock options to new non-employee directors at their time of election to the Board of Directors, and, on an annual basis, grants stock options to its continuing non-employee directors. During the fiscal year ended December 31, 2007, we granted each of our six continuing non-employee directors options to purchase 20,000 shares of common stock. These options vest monthly over a one-year period; provided that the vesting may accelerate and all shares subject to the options may become immediately exercisable in the event of a change in control of us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2007, the following non-employee directors served as members of the Compensation Committee: William Jenkins (Chair), Cristina H. Kepner, John D. Mendlein, and David H. Persing. During that fiscal year, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of directors that the CD&A be included in this proxy statement for the fiscal year ended December 31, 2007.

William Jenkins (Chair)
Cristina H. Kepner,
John D. Mendlein
David H. Persing

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ listing standards, a majority of the members of a listed company’s Board of Directors (“Board”) must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the pertinent NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: William Jenkins, Edmon Jennings, Cristina Kepner, John Mendlein, David H. Persing, and Christine A. White. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. William Young, the Chief Executive Officer of the Company, is not an independent director by virtue of his employment with the Company.

TRANSACTIONS WITH RELATED PERSONS

Indemnity Agreements

We have entered into indemnity agreements with each of our officers and directors which provide, among other things, that we will indemnify those officers or directors, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Monogram, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws. We also intend to enter into these agreements with our future directors and officers.

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

It is our practice and policy to comply with all applicable laws, rules and regulations regarding related-person transactions, including the Sarbanes-Oxley Act of 2002 and the NASDAQ listing standards. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. Under its charter, our Audit Committee is charged with reviewing and approving all related-person transactions, as required by the NASDAQ rules. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The Company has not yet adopted a written related-person transactions policy.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Monogram stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Monogram Biosciences, Inc., Investor Relations, 345 Oyster Point Boulevard, South San Francisco, California 94080 or contact Investor Relations at (650) 635-1100. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, Monogram will promptly deliver, upon written or oral request, to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents were delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

KATHY L. HIBBS Secretary

November 18, 2008

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K, as amended, for the fiscal year ended December 31, 2007 is available without charge upon written request to: Corporate Secretary, Monogram Biosciences, Inc. 345 Oyster Point Boulevard, South San Francisco, California 94080.

MONOGRAM BIOSCIENCES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 17, 2008

The undersigned hereby appoints William D. Young, Kathy L. Hibbs and Alfred G. Merriweather, and each of them as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Monogram Biosciences, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 345 Oyster Point Boulevard, South San Francisco, California, 94080 on Wednesday, December 17, 2008 at 8:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

MONOGRAM BIOSCIENCES, INC.

December 17, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect two Class II directors to hold office until the 2011 Annual Meeting of Stockholders.					FOR	AGAINST	ABSTAIN
				2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2008.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O Edmon R. Jennings O Cristina H. Kepner
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is November 17, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.